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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         RTI INTERNATIONAL METALS, INC.
             (Exact name of registrant as specified in its charter)

                OHIO                                     52-2115953
                ----                                     ----------
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

                1000 WARREN AVENUE
                    NILES, OHIO                               44446
                    -----------                               -----
     (Address of principal executive offices)              (Zip Code)

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: [X]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: [ ]

Securities Act registration statement file number to which this form relates:
333-___________

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

        Title of each class               Name of each exchange on which
        to be so registered               each class is to be registered
        -------------------               ------------------------------
   COMMON STOCK, $.01 PAR VALUE               NEW YORK STOCK EXCHANGE

Securities to be registered pursuant to Section 12(g) of the Act:        None


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ITEM 1.  DESCRIPTION OF THE REGISTRANT'S SECURITIES TO BE REGISTERED.

         The holders of the Common Stock are entitled to one vote per share of record on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the registrant's Articles of Incorporation or Code of Regulations. Pursuant to the registrant's Articles of Incorporation, the approval of holders of shares representing two-thirds of the voting power of the registrant and, if a class vote is otherwise required by applicable law, approval of the holders of shares representing two-thirds of the voting power of any shares voting separately as a class, shall be required to effect any amendment to the registrant's Articles of Incorporation, a merger or consolidation if under Ohio law such merger or consolidation would have to be submitted to the shareholders of the registrant for action, a sale or disposition of all or substantially all of the assets of the registrant or a dissolution of the registrant. Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any other purpose the vote, consent, waiver or release of the holders of the shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the registrant or any class or classes of shares thereof, any such other action, unless otherwise expressly required by statute or by the registrant's Articles of Incorporation, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the registrant or of such class or classes. Cumulative voting is not permitted with respect to the election of directors.

         The holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. Subject to the rights of holders of Preferred Stock, if any shares of Preferred Stock are then outstanding, in the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.

         The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared, subject to the payment of preferential dividends with respect to any Preferred Stock that from time to time may be outstanding. The payment by the registrant of dividends, if any, rests within the discretion of its Board of Directors and will depend upon the registrant's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors.

ITEM 2.  EXHIBITS.

I.  Exhibits

1.1 Specimen of $0.01 par value per share Common Stock Certificate of RTI International Metals, Inc., to be filed by Form SE.


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1.2      Articles of Incorporation of RTI International Metals, Inc.,
         incorporated by reference to the registrant's filing on Form S-4 dated August 20, 1998.

1.3 Code of Regulations of RTI International Metals, Inc., incorporated by reference to the registrant's filing on Form S-4 dated August 20, 1998.

II.      Not applicable.



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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf of the undersigned, thereto duly authorized.

                                     RTI INTERNATIONAL METALS, INC.

                                     By:         /s/ DAWNE S. HICKTON
                                         --------------------------------------
                                     Name:    Dawne S. Hickton
                                           ------------------------------------
                                     Title:  Vice President and General Counsel
                                            -----------------------------------

Date:  August 21, 1998

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